Exhibit 16.1

May 13, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

     We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 14, 2002, of EDEN Bioscience Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Cc:	Mr. Bradley S. Powell Interim President, Chief Financial Officer and Secretary EDEN Bioscience Corporation